UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ADAMS GOLF, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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B.H. (Barney) Adams
Chairman of the Board
Adams Golf, Inc.
2801 E. Plano Parkway
Plano, Texas 75074
April 15, 2009
Dear Adams Golf Stockholder:
     I am pleased to invite you to Adams Golf’s Annual Meeting of Stockholders. The meeting will be held at 9:00 a.m. central daylight time on Thursday, May 28, 2009 at Adams Golf, Inc.’s offices, 2801 E. Plano Parkway, Plano, Texas, 75074.
     At the meeting, you and the other stockholders will be asked to (1) re-elect two directors to the Adams Golf Board and (2) ratify the appointment of KBA Group LLP as our independent auditors for the current fiscal year. You will also have the opportunity to ask questions about our business. You will find other detailed information about Adams Golf and its operations, including its audited consolidated financial statements, in the enclosed Annual Report.
     We hope you can join us on May 28th. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.
Yours truly,
B.H. (Barney) Adams

Adams Golf, Inc.
2801 E. Plano Parkway
Plano, Texas 75074
April 15, 2009
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2009
     Adams Golf will hold its Annual Meeting of Stockholders at our principal executive offices, which are located at 2801 E. Plano Parkway, Plano, Texas, 75074 on Thursday, May 28, 2009 at 9:00 a.m. central daylight time.
     We are holding this meeting:
•	to re-elect two Class II directors to serve until the 2012 Annual Meeting of Stockholders; and

•	to ratify the appointment of KBA Group LLP as our independent auditors for the year ending December 31, 2009.
     Your Board of Directors has selected March 31, 2009 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at Adams Golf, Inc., 2801 East Plano Parkway, Plano, Texas, 75074 for at least 10 days before the meeting.
     This Notice of Annual Meeting, Proxy Statement, Proxy and Adams Golf’s 2008 Annual Report to Stockholders are being distributed on or about April 15, 2009.
By Order of the Board of Directors,
Eric T. Logan
Secretary
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IF YOU DO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES WILL HELP TO ENSURE A QUORUM AND SAVE ADAMS GOLF THE EXPENSE OF FURTHER SOLICITATION.

ADAMS GOLF, INC.
Proxy Statement
for the
Annual Meeting of Stockholders
to be held
May 28, 2009
This Proxy Statement and Form of Proxy are being distributed on or about April 15, 2009

Please see the back cover of this Proxy Statement for directions to the Annual Meeting.

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
     The Board of Directors (the “Board”) of Adams Golf, Inc. is soliciting proxies for the Annual Meeting of Stockholders. You are receiving a proxy statement because you own shares of Adams Golf common stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.
     This proxy statement includes information relating to the proposals to be voted on at the meeting, the voting process, compensation of our directors and officers, and other required information.
     In this proxy statement, unless otherwise indicated, the words “the Company,” “Adams Golf,” “we,” “our” and “us” refer to Adams Golf, Inc.
Purpose of the Annual Meeting
     The purpose of the Annual Meeting is to elect directors, to ratify the Audit Committee’s selection of the independent registered public accounting firm, and to transact such other business as may properly come before the Annual Meeting.
Annual Meeting Admission
     You are invited to attend the Annual Meeting in person. The Annual Meeting will be held at 9:00 a.m. central daylight time on Thursday, May 28, 2009 at our offices at 2801 E. Plano Parkway, Plano, Texas, 75074.
Quorum
     A majority of the outstanding shares of our common stock must be represented in person or by proxy at the meeting to establish a quorum. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum. Broker non-votes occur when you fail to provide voting instructions for shares you hold in “street name.” In that case, your broker may be authorized to vote your shares on routine items but is prohibited from voting your shares on other matters. The “non-votes” on those other matters are known as “broker non-votes.”
Stockholders Entitled to Vote
     Each share of our common stock outstanding as of the close of business on March 31, 2009, the record date, is entitled to one vote per share at the Annual Meeting on each matter properly brought before the meeting. As of the record date, there were 6,508,304 shares of common stock issued and outstanding. This number does not include treasury shares, which are not entitled to be voted at the meeting.
     Adams Golf stockholders hold their shares in various forms, including through a stockbroker, bank, trustee, or other nominee and directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:
•	Stockholder of Record - If your shares are registered directly in your name with Adams Golf’s transfer agent, BNY Mellon Shareowner Services, you are the record stockholder of those shares and these proxy materials are being sent directly to you by Adams Golf. As the stockholder of record, you have the right to grant your voting proxy directly to Adams Golf or to vote in person at the meeting.

•	Beneficial Owner - If your shares are held in a stock brokerage account, by a bank, trustee, or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee who is considered the record stockholder of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for your use.
Proposals You are Asked to Vote on and the Board’s Voting Recommendations
     The following proposals are scheduled to be voted on at the meeting. Our Board recommends that you vote your shares as indicated below:

Proposal	The Board’s Voting Recommendation
1. The Election of Two Director Nominees	“FOR”
Each nominee to the Board

2. Ratification of Independent Registered Public Accounting Firm	“FOR” Ratification of the Independent Registered Public Accounting Firm
     Other than the proposals described in this proxy statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, any of the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees is unavailable as a candidate for director, the proxy holders will vote your proxy for another candidate or candidates as they may be nominated by the Board.

Required Vote
     The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.
     The approval of each other proposal requires the affirmative “FOR” vote of a majority of those shares present and in person or represented by proxy at the meeting and entitled to vote on the matter. If you are a beneficial owner and you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in the section on page 1 entitled Quorum. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will have no effect on the outcome of any vote.
Voting Methods
          If you are a “stockholder of record,” you may vote your shares in person at the Meeting, vote by telephone, or vote by mailing in the enclosed proxy card. Please refer to the specific instructions set forth on the enclosed proxy card.
          If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee giving you the right to vote the shares at the Meeting. Please contact your broker/banker/trustee/nominee to obtain instructions for voting your shares.
Revoking Your Proxy
     You may revoke your proxy by doing one of the following:
•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card; or

•	by attending the Meeting and voting your shares in person.
Counting the Vote
     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees. With respect to each other proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you sign your proxy card or broker voting instructions card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Results of the Vote
     We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.
Delivery of Proxy Materials
     Security and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.
     Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting Mr. Eric Logan, Chief Financial Officer, at (972) 673-9000 or by mail at 2801 E. Plano Parkway, Plano, Texas 75074 or by email at InvestorInfo@adamsgolf.com.
     If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings.
List of Stockholders
     The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting for any purpose germane to the meeting. The list will be available 10 days prior to the meeting between the hours of 9:00 am and 4:30 p.m. at our principal executive offices at 2801 East Plano Parkway, Plano, Texas, 75074, by contacting Mr. Eric Logan, Chief Financial Officer.
Cost of Proxy Solicitation
     Adams Golf will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees who do not receive any additional compensation for these solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Transfer Agent
     Our Transfer Agent is BNY Mellon Shareowner Services. All communications concerning record stockholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting our Transfer Agent at 877-884-3492 or on the internet at www.bnymellon.com/shareowner/isd.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     Our Board of Directors is divided into three classes. One class of directors is elected at each Annual Meeting of Stockholders for a three-year term of office.
     The directors elected at this meeting will serve until the Annual Meeting of Stockholders held in 2012. Directors not up for election this year will continue in office for the remainder of their terms.
     The Board of Directors has nominated two directors to serve for a three-year term expiring in 2012.
     If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.
     The Board of Directors unanimously recommends a vote “FOR” the election of these director nominees.
Directors Up for Election in 2009 for Terms Expiring in 2012

		Director Class
Name and Principal Occupation	Age	(Terms)	Director Since	Other Directorships
Oliver G. (Chip) Brewer III	45	Class II	2000	n/a
President and Chief Executive		(Exp. 2012)
Officer of the Company

Russell L. Fleischer	41	Class II	2005	n/a
Chief Executive Officer,		(Exp. 2012)
Healthvision
     Oliver G. (Chip) Brewer III - Age 45, a director since October 2000. Mr. Brewer has served as the President and Chief Executive Officer of Adams Golf since January 2002. He was our President and Chief Operating Officer from August 2000 to January 2002 and our Senior Vice President of Sales and Marketing from September 1998 to August 2000.
     Russell L. Fleischer - Age 41, a director since February 2005. Mr. Fleischer has been Chief Executive Officer of Healthvision (formerly Quovadx) since July 2007. From September 2006 until July 2007, he was an Executive in Residence for Golden Gate Capital. Mr. Fleischer was the Chief Executive Officer and a director of TriSyn Group, a privately held software company from December 2002 until September 2006. He was Vice President and Chief Financial Officer of Adams Golf from November 2000 to December 2002.

Directors Continuing in Office

		Director Class
Name and Principal Occupation	Age	(Term)	Director Since	Other Directorships
B.H. (Barney) Adams	70	Class III	1987	n/a
Chairman of the Board of the		(Exp. 2010)
Company

Joseph R. Gregory	54	Class III	2007	n/a
President & CEO,		(Exp. 2010)
Gregory Management Co., LLC Chairman & CEO, Epic Secure Solutions, Inc.

Mark R. Mulvoy	67	Class III	1998	n/a
Retired Editor of Sports Illustrated		(Exp. 2010)

John M. Gregory	56	Class I	2007	Stellar Pharmaceuticals
Chief Manager, SJ Strategic		(Exp. 2011)		UPM Pharmaceuticals
Investments LLC

Robert D. Rogers	72	Class I	2004	Texas Industries, Inc.
Retired President, Chairman of the		(Exp. 2011)		Con-Way, Inc.
Board of Texas Industries, Inc.
     B.H. Barney Adams - Age 70, a director since 1987. Mr Adams founded Adams Golf in 1987 and has served as our Chairman of the Board since that time. Mr. Adams served as our Chief Executive Officer from 1987 until January 2002, and as our President from 1987 until August 2000. Mr. Adams is the inventor of the Tight Lies® Fairway Wood.
     Joseph R. Gregory - Age 54, a director since November 2007. Mr. Gregory was elected to the Board as a result of the resignation of Paul F. Brown on November 2, 2007. Mr. Gregory is currently the President and Chief Executive Officer of Gregory Management Co., LLC, a private investment management company, and is Chairman and Chief Executive Officer of Epic Secure Solutions, Inc., a privately-held security software company. Previously, he was a co-founder of King Pharmaceuticals, Inc. (NYSE: KG) where he served as Vice Chairman of the Board of Directors. He also served as President and Chief Executive Officer of Monarch Pharmaceuticals. He serves on the boards of numerous community charities, and runs a private family foundation focusing on children’s issues. Mr. Gregory is a graduate of the University Of Maryland School Of Business, where he received his Bachelor of Science degree in business administration in 1977.
     Mark R. Mulvoy - Age 67, a director since April 1998. Mr. Mulvoy is a retired executive of Sports Illustrated magazine where he was employed from 1965 to 1996. He was Managing Editor of Sports Illustrated from 1984 through 1996 and Publisher from 1990 to 1992.
     John M. Gregory - Age 56, a director since November 2007. Mr. Gregory is currently Chief Manager of SJ Strategic Investments LLC, a private, family-owned investment vehicle with a diverse portfolio of public and private investments. Previously, he founded King Pharmaceuticals, Inc. (NYSE:KG) and served as Chairman of the Board and Chief Executive Officer for nine years. Currently, Mr. Gregory serves on the board of Stellar Pharmaceuticals, Inc., a Canadian based pharmaceutical company (OTCBB: SLXCF; TSXV: SLX), and serves as Chairman and Chief Executive Officer of UPM Pharmaceuticals, Inc., a privately-held pharmaceutical company. Mr. Gregory is a graduate of the University of Maryland School of Pharmacy, where he received a Bachelor of Science in Pharmacy in 1976.
     Robert D. Rogers - Age 72, a director since February 2004. Mr. Rogers has been a Director of Texas Industries, Inc. since 1970, and was elected as Chairman of the Board in October 2004. He retired from his position of President and CEO of Texas Industries in May 2004, a position he had held since 1970. Mr. Rogers is also a director of Con-Way Inc. (NYSE:CNW) and serves on the company’s finance committee. In addition, he is a member of the Executive Board for Southern Methodist University Cox School of Business.
     There is no family relationship between any of the nominees or between any nominee and any executive officer of Adams Golf, except that Mr. John Gregory and Mr. Joseph Gregory are brothers.
     The Board of Directors has determined that each of Messrs. Fleischer, John Gregory, Joseph Gregory, Rogers and Mulvoy is an “independent director” pursuant to Rule 4200(a)(15) of the NASDAQ Marketplace Rules.
CORPORATE GOVERNANCE
     Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and production facility, and by participating in meetings of the Board and its Committees. The Board of Directors is committed to good business practices, transparency of financial reporting and sound corporate governance.
Executive Sessions of Independent Directors
     Independent directors occasionally meet in executive sessions without management and may or may not select a director to facilitate the meeting. In 2008, our independent directors held two such meetings.

Communication with Directors
     Stockholders may communicate with the Independent Directors or Chairs of our Audit and Compensation Committees on board-related issues by writing to the Committee Chairs or to the outside directors as a group c/o Mr. Eric Logan, Chief Financial Officer, at Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074. The envelope should clearly indicate the person or persons to whom the communication should be forwarded.
     Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. The Board of Directors has directed that certain items that are unrelated to the duties and responsibilities of the Board do not need to be forwarded to our Directors, such as:
•	spam

•	junk mail and mass mailings

•	product inquiries and suggestions

•	resumes and other forms of job inquiries

•	surveys

•	business solicitation or advertisements
     In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be available to any outside director upon request.
Code of Conduct
     Adams Golf has adopted a code of conduct that applies to all of our directors, officers and employees. To obtain a copy of our Code of Conduct, please contact Mr. Eric Logan, Chief Financial Officer, c/o Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074.
Transactions with Related Persons
     We do not have a specific set of policies and procedures with respect to the approval of related party transactions. Our Code of Conduct, discussed above, which is found in our Employee Information Guide, governs our decision-making with respect to related party transactions. In general, related party transactions are infrequent in nature and are always disclosed to the Board. If a related party transaction affects a specific Board member, that Board member will be recused from voting with respect to the approval of the related party transaction. In fiscal 2008, there were no related party transactions that were reviewed for approval.
     Ms. Cindy Adams-Herington, the daughter of our Chairman, Barney Adams, owns 40% of Plano Paper and Supply. Her husband, Mr. Tom Herington owns 60% of Plano Paper and Supply. Our Chairman, Mr. Barney Adams, is a lender to Plano Paper and Supply. In June 2005, Adams Golf, in an open bid process, selected Plano Paper and Supply as a supplier of shipping boxes for our products. In 2008, we made total purchases of $359,751 from Plano

Paper and Supply. This supply arrangement is subject to change at any time based on then current market conditions and an ongoing competitive bidding process.
Relationships
     Two adult children of our Chairman, Barney Adams are employees of Adams Golf. Mr. Edwin Adams serves as our General Counsel. In 2008, Edwin Adams received an annual base salary of $134,000 and a performance bonus of $14,500 related to second half 2007 fiscal year performance. Ms. Cindy Adams-Herington holds the position of Vice President, Advertising and Marketing and received an annual base salary in 2008 of $168,826 and a performance bonus of $40,977 related to second half 2007 fiscal year performance. Neither Edwin Adams nor Cindy Herington has employment contracts or change of control arrangements with us.

Director Attendance at Annual Meeting of Stockholders
     The Company’s policy is that our Directors are expected to attend the Annual Meeting of Stockholders unless extenuating circumstances prevent them from attending. All of our then serving Directors attended last year’s Annual Meeting of Stockholders, with the exception of Mr. John Gregory.
BOARD STRUCTURE AND COMMITTEE MEMBERSHIP
     The Board is divided into three classes serving staggered three-year terms. The Board has seven Directors and two committees: the Audit Committee and the Compensation Committee. The membership during fiscal 2008 and the function of each Committee are described below.
     During fiscal 2008, the Board of Directors held four meetings. The Audit Committee held four meetings and the Compensation Committee held four meetings during fiscal 2008. All of our Directors attended at least 75% of the meetings of the Board and all committees on which he served.
     The following chart shows the composition of the committees of the Board of Directors and the number of meetings held by each committee during fiscal year 2008.

	Audit	Compensation	Independent
Director	Committee	Committee	Director [1]
B.H. (Barney) Adams
Oliver G. (Chip) Brewer III
Russell L. Fleischer	X	X	X
John M. Gregory			X
Joseph R. Gregory			X
Mark R. Mulvoy	X	X	X
Robert D. Rogers	X		X

Fiscal 2008 Meetings	4	4

(1)	Individuals who are independent directors in accordance with NASDAQ’s independence standards set forth in Rule 4200(a)(15).
Audit Committee
     The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor, and the performance of the Company’s internal auditing function. In addition, the Audit Committee:
•	Reviews the annual audited and quarterly consolidated financial statements;

•	Reviews the Company’s financial reporting process and disclosure and internal controls and procedures, including major issues regarding accounting principles and financial statement presentation, and critical accounting policies to be used in the consolidated financial statements;
•	Appoints, oversees and approves compensation of the independent auditor;

•	Reviews with the independent auditor the scope of the annual audit, including fees and staffing, and approves all audit and permitted non-audit services provided by the auditor;

•	Reviews findings and recommendations of the independent auditor and management’s response to the recommendations of the independent auditor; and

•	Discusses policies with respect to risk assessment and risk management, the Company’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures.
     Russell L. Fleischer, Mark R. Mulvoy and Robert D. Rogers are the members of the Audit Committee. The Board of Directors has determined that all of our Audit Committee members are independent and Mr. Fleischer and Mr. Rogers qualify under the NASDAQ listing standards as “audit committee financial experts” within the meaning of the rules of the Securities and Exchange Commission. The charter of the Audit Committee is available at www.adamsgolf.com under Corporate - Corporate Governance.
Compensation Committee
     The primary functions of the Compensation Committee are to review and refine our executive compensation philosophy and guiding principles to reflect Adams Golf’s mission, values and long-term strategic objectives and to adopt and administer executive compensation programs in a manner that furthers the interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee (i) was an officer or employee of the Company during the fiscal year 2008, or (ii) had any relationship requiring disclosure by the Company under the rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related party transactions. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
     Russell L. Fleischer and Mark R. Mulvoy are the members of the Compensation Committee. Mr. Mulvoy serves as the Compensation Committee Chairman. Both Mr. Fleischer and Mr. Mulvoy qualify as independent directors under the NASDAQ listing standards. The Compensation Committee does not currently operate under a Compensation Committee charter.

Role of Committee
     The fundamental responsibilities of our Compensation Committee are:
•	to adopt, review and refine the Company’s executive compensation philosophy and guiding principles that reflect Adams Golf’s mission, values and long-term strategic objectives;

•	to administer the Company’s executive compensation program in a manner that furthers the Company’s strategic goals and serves the interest of our stockholders;

•	to establish compensation-related performance objectives for executive officers that support our strategic plan;

•	to evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

•	to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•	to make recommendations to the Board of Directors regarding incentive and equity-based compensation plans; and

•	to recommend to the Board the compensation arrangements with non-employee directors.
Committee Meetings
     Our Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held four formal meetings during fiscal year 2008 and multiple informal conference calls regarding employment contract and director compensation issues.
     The Compensation Committee frequently receives and reviews materials in advance of each meeting. These materials are typically compiled by management and include information that management believes will be helpful to the Committee as well as materials that the Committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:
•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	information on the executive officers’ stock ownership and option holdings.

For a further discussion of the Compensation Committee’s role in executive officer compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 17.
DIRECTOR NOMINATION PROCESS
     We have adopted corporate governance procedures that mandate that a majority of independent directors must nominate all new directors to the entire Board for a vote. These governance procedures allow us to comply with NASDAQ nominating committee standards. Subject to the rights of the holders of preferred stock or any other class of our capital stock (other than common stock), or any series of the foregoing that has been outstanding, nominations for the election of directors may be made by our Board of Directors, any committee appointed by our Board, or by any stockholder entitled to vote for the election of directors. We do not currently have a standing nominating committee or a charter with respect to the nominating process. Our Board of Directors believes that it is not necessary to have such a committee because the Board’s size and composition allow it to adequately identify and evaluate qualified candidates for directors. However, our Board of Directors may consider appointing such a committee at some time in the future.
     On November 2, 2007, Stephen R. Patchin and Paul F. Brown, Jr. each resigned as a director of Adams Golf. On November 5, 2007, the Board of Directors of Adams Golf elected John M. Gregory and Joseph R. Gregory as directors.
     Messrs. Patchin and Brown resigned, and the new directors were selected, in connection with and pursuant to the sale on November 2, 2007 by Royal Holding Company, Inc. to SJ Strategic Investments LLC and Joseph R. Gregory of 676,143 and 917,485 shares of Adams Golf Common Stock, respectively. Mr. Patchin is the Chief Executive Officer of Royal Holding Company, Inc. Mr. Brown is the Vice President, Finance and Chief Financial Officer of Royal Holding Company, Inc. John M. Gregory is the Chief Manager of SJ Strategic Investments LLC. John M. Gregory and Joseph R. Gregory are brothers.
     After Messrs. Patchin and Brown indicated to the Adams Golf Board that they would be resigning in connection with the sale, Messrs. Gregory and Gregory indicated to the Board that they were interested in being selected as directors in connection with the sale to replace Messrs. Patchin and Brown. Certain of the independent directors of Adams Golf subsequently agreed to meet with Messrs. Gregory and Gregory to discuss and consider their potential selection as directors. Messrs. Gregory and Gregory were elected as directors of Adams Golf at a board meeting held on November 5, 2007. John M. Gregory took the vacated seat of Mr. Patchin, which expired in 2008, but John Gregory was elected at the Annual Shareholders Meeting in 2008. Joseph R. Gregory took the vacated seat of Mr. Brown, which expires at the Annual Shareholders Meeting in 2010.
     Our Board of Directors evaluates candidates based on financial literacy, knowledge of our industry or other background relevant to our needs, status as one of our stockholders, “independence” for purposes of compliance with the rules of the Securities Exchange Commission and

NASDAQ, moral character and willingness, ability and availability for service. Aside from the qualities stated above, our Board does not have a set of minimum qualifications that must be met by director nominees.
     We have not paid fees to any third party to assist in the process of identifying or evaluating director candidates. Because we do not have a standing nominating committee, this year’s nominees (both of whom are currently serving as directors) were selected for re-election by our entire Board.
Nominations by Stockholders at the Annual Meeting
     Our Board of Directors will consider director candidates recommended by security holders and evaluates candidates recommended by security holders and the qualifications of such candidates on the same basis as other candidates. Our By-laws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements. For a detailed description of our Annual Meeting advance notice requirements and our stockholder nomination procedures, please see page 46 of this document.

EXECUTIVE OFFICERS
     Below are the names and ages of our chief executive officer and chief financial officer as of the end of December 2008 (the “named executive officers”) and a brief description of their prior experience and qualifications.

Name	Age	Position
Oliver G. (Chip) Brewer III	45	President and Chief Executive Officer
Eric T. Logan	43	Senior Vice President and Chief Financial Officer
     Oliver G. (Chip) Brewer III - Please see biography of Mr. Brewer on page 6.
     Eric T. Logan - Age 43. Mr. Logan has served as Senior Vice President and Chief Financial Officer of Adams Golf since October 2003. He was Chief Financial Officer of Daisytek International from May 2003 to October 2003 and U.S. Chief Financial Officer of Daisytek International from September 2002 to May 2003.

COMPENSATION DISCUSSION AND ANALYSIS
     Our Compensation Discussion and Analysis addresses the following topics:
•	the members and role of our Compensation Committee;

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for fiscal year 2008 and the first quarter of fiscal 2009.
     In this Compensation Discussion and Analysis section, the terms “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee of Adams Golf’s Board of Directors.
Compensation Philosophy and Objectives
     Our compensation philosophy and objectives are intended to align the interests of management with those of our stockholders. The following principles influence and guide our compensation decisions.
We Focus on Results and Strategic Objectives
     Our compensation analysis begins with an examination of Adams Golf’s business plan and strategic objectives. In analyzing Adams Golf’s business plan and strategic objectives, the Compensation Committee may consider any of the following:
•	Adams Golf products to be launched in the fiscal year;

•	the competitive environment;

•	targeted revenue growth rates;

•	targeted profitability rates;

•	investments in the current fiscal year, including, but not limited to, personnel, marketing, tour pro investment and capital expenditures;

•	customer concentration and channel mix changes; and

•	market share data by product category.

     Our compensation decisions for named executive officers are made following a detailed discussion of the aforementioned business plan and strategic objectives. Our compensation decisions are intended to reward key management and employees for their participation in advancing Adams Golf’s strategic initiatives and financial performance measures. The most significant financial performance measures considered in setting compensation are:
•	revenue growth versus business plan for the current fiscal year;

•	profitability versus business plan for the current fiscal year; and

•	prudent investments to build the Adams Golf brand and to focus on long-term growth and the health of the Company.
     At Adams Golf, our most significant profitability measure is EBITDA (earnings before interest, taxes, depreciation and amortization).
Compensation Decisions Should Promote the Interests of Stockholders
     At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. Linking pay to performance, in our opinion, aligns the objectives of our senior executives with the interests of our stockholders. This philosophy has guided many of our compensation related decisions, such as:
•	A substantial portion of senior executive compensation is contingent on, and variable with, achievement of objective corporate and/or individual performance goals. A substantial majority of the variable or bonus-related component of compensation is determined by corporate revenue growth and profitability metrics. We believe that linking the payment of bonuses to our senior executives to the achievement of our most significant financial performance measures as noted above aligns the objectives of our executive officers with the interests of our stockholders.

•	We believe that equity ownership by our senior executives aligns their long-term incentives with those of Adams Golf’s stockholders.
Compensation Should be Reasonable and Responsible
     It is essential that Adams Golf’s overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. We believe that our compensation policies are responsible if our executive compensation programs are consistent with Adams Golf’s constant focus on controlling costs while remaining competitive to allow Adams Golf to attract highly qualified candidates for management positions.

Compensation Disclosures Should be Clear and Complete
     We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed in plain English to stockholders. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy and objectives, our compensation-setting process and how much our executives are paid.
The Use of Compensation Consultants
     We have in the past engaged compensation consultants to help provide guidance on median pay and equity ownership levels for executives in similarly-sized companies in comparable industries. Most recently in July 2007, we engaged Mercer Human Resource Consulting to consult with us regarding the compensation package of our President and CEO, Chip Brewer for his 2008 — 2010 employment agreement.
     Mercer created a peer list of similarly-sized companies in comparable industries in order to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours. Since there are a paucity of publicly traded, similarly-sized golf equipment and golf component businesses, Mercer included in its peer group analysis similarly-sized companies in the sporting goods and apparel categories. The following are several of the companies used in the peer group for Adams Golf: Ashworth, Cutter & Buck, Radica Games, Cybex International, Fountain Powerboat Industries, Gametech International, Vermont Teddy Bear and Aldila. The Compensation Committee reviewed a summary of the compensation data prepared by Mercer to ensure that our named executive officers’ compensation programs were competitive.
     We do not currently have Mercer or any other compensation consultant under engagement. In our opinion, our relatively small size and the fact that the compensation package of our CEO is determined by his employment agreement restricts our need for a continuing engagement with a consultant. The Compensation Committee may engage a compensation consultant in the future if the needs of the business so dictate.
Elements of Executive Compensation
Base Salary
     Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at comparable companies, and internal pay equity and the tax deductibility of base salary.
     For our named executive officers, we establish base salaries at a level so that a significant portion of the total compensation that such named executive officers can earn is performance-

based pay. Base salary is targeted at median levels for similarly-sized companies in comparable industries, as defined by Mercer in 2007.
Annual Management Incentive Compensation Plan
     Our Annual Management Incentive Compensation Plan (the “Plan”) was established in 1998. The Plan provides named executive officers and key employees an opportunity to earn a semi-annual cash bonus for achieving specified performance-based goals established for each half of the fiscal year. Performance goals are tied to measures of financial performance rather than appreciation in stock price. Performance goals are generally based on financial results as defined by our business plan and bonus evaluations are made in July and January. Our business plan is developed by our named executive officers in consultation with other members of management of the Company, and is ultimately presented to and approved by the Board. The named executive officers and other key employees are evaluated and paid primarily on:
•	revenue growth versus plan for the current fiscal year;

•	profitability versus plan for the current fiscal year; and

•	prudent investments to build the Adams Golf brand and to focus on long-term growth and the health of the Company.
     At Adams Golf our most significant profitability measure is EBITDA (earnings before interest, taxes, depreciation and amortization).
     The Compensation Committee has been pleased with the Plan and with the balance inherent in the measures upon which the named executive officers and other key employees are paid under the Plan. We are committed to growing revenue and maintaining profitability in the short term, and in the long-term, making prudent, brand-building investments such as our commitments on the professional golf tours and our commitment to growing our research and development.
     The Compensation Committee sets targeted incentive payout percentages as a percentage of base salary for each named executive officer. These targets are based on competitive practices for each comparable position based on survey results from Mercer in 2007. The majority of the weighting of whether the named executive officer achieves his or her semi-annual bonus is determined by the financial performance metrics mentioned previously in this section. In addition, each named executive officer has individual semi-annual goals that must be achieved, in full or in part, in order to attain the targeted payout of the semi-annual bonus. Performance above or below the targeted payout can be achieved based on numerous factors including our performance versus semi-annual financial metrics and the named executive officer’s individual performance versus his or her specific semi-annual performance goals.

Equity-Based Compensation
     We believe that equity compensation is the most effective and most widely-accepted means of creating a long-term link between the compensation provided to named executive officers and other key management personnel with gains realized by the stockholders. The Compensation Committee’s objective is to provide named executive officers with long-term incentive opportunities that are consistent with those of comparable companies identified by Mercer in 2007.
     The 2002 Equity Incentive Plan governs the granting of all equity-denominated securities to Adams Golf employees and was approved by the Company’s stockholders in May 2002. The 2002 Equity Incentive Plan allows us to grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalents or Other Stock-Based Awards (all terms defined in the 2002 Equity Incentive Plan). Through 2007, we had only awarded options to purchase our common stock under the 2002 Equity Incentive Plan. As discussed in more detail in the section entitled Employment Contracts and Change in Control Arrangements on page 32 of this proxy statement, in 2008, we awarded shares of restricted stock to Mr. Brewer, our President and CEO, as part of his 2008 — 2010 employment contract. The Compensation Committee regularly discusses and evaluates the use of alternative types of awards under the 2002 Equity Incentive Plan and may use such alternative awards in the future.
     All restricted stock awards incorporate the following features:
•	The term of the grant does not exceed 10 years;

•	The vesting period of current restricted stock awards varies between four months and three years;

•	Grants do not include “reload” provisions.
     All stock option awards incorporate the following features:
•	The term of the grant does not exceed 10 years;

•	The grant prices of future option grants will not be less than the market price on the date of grant;

•	Grants do not include “reload” provisions; and

•	Options generally vest 25% per year over four years beginning with the first anniversary of the date of grant. In some instances we have used six-month and one-year option vesting periods.
     We currently use restricted stock awards as a long-term incentive vehicle because:

•	Restricted stock grants align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	Restricted stock grants help to provide a balance to the overall compensation program; our annual bonus incentive program focuses on the achievement of annual performance targets; the long-term vesting period for restricted stock awards creates incentives for increases in stockholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of stockholder value.
     We may continue to use stock options as a long-term incentive vehicle because:
•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	All of the value received by the recipient from a stock option is based on the growth of the stock price above the exercise price.

•	Stock options help to provide a balance to the overall compensation program; our annual bonus incentive program focuses on the achievement of annual performance targets; the four-year vesting period for stock option awards creates incentives for increases in stockholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of stockholder value.
     In determining the number of options and/or restricted shares to be granted to named executive officers and other key employees, we take into account the individual’s position, scope of responsibility, ability to affect revenue growth, profitability and stockholder value, as well as the individual’s historic and recent performance and the equity value of the grant in relation to other elements of total compensation.
     Option grants for our President and CEO, Chip Brewer, have been made concurrent with his employment agreements of 2002 and 2005. A restricted stock grant, with vesting provisions, was made concurrent with his employment agreement of 2008. These grants were approved by the Compensation Committee and the entire Board. There have been two option grants for our CFO, Eric Logan—one made concurrent with the beginning of his employment in October 2003, and the other made in a key employee grant in November 2004. The grants were approved by the Compensation Committee and the entire Board. The date of Board approval is generally the date at which any option agreement or restricted stock grant becomes effective.

     In the past, we have granted stock options with an exercise price less than the market price of the stock at the date of grant. The grants were meant to incentivize key employees to help to turn around the Company. The grants were made at a time when there was minimal Black Scholes value in options granted with an exercise price equal to market price on the date of grant. We believe the grants have achieved their purpose, as we have been profitable for five of the previous six fiscal years and the executive team and key employees have remained largely intact.
     The expenses from these options have been accounted for from the inception of the option grants. Given current IRS tax rulings in Section 409A, we do not expect to grant stock options in the future with exercise prices less than the market price of the stock at the date of grant. We may grant other types of incentive awards under the 2002 Equity Incentive Plan in the future to the extent such awards are consistent with and further our compensation objectives.
     The application of Section 409A of the Internal Revenue Service tax code resulted in many option holders designating option exercise dates in advance for some options that were granted with an exercise price less than the market price of the stock at the date of grant. For more information about the scheduled timing of these exercises for our employees, please consult our Annual Report for the year ended December 31, 2008, a copy of which is included with this proxy statement. In particular, please see Note 11 of the financial statements to the Annual Report regarding Stockholders’ Equity.
Additional Benefits
     Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. We offer a variety of health and welfare and retirement savings programs to all eligible employees. The named executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. All employees are eligible for our 401(k) program.
     In addition, certain officers receive other additional perquisites that are described in this Proxy Statement under the heading Executive Compensation. These perquisites include:
•	Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to two times the named executive officer’s base salary. This benefit is available to all employees.

•	Supplemental Life Insurance: Supplemental life insurance benefits are provided to the named executive officers and to all other employees. The named executive officers and employees must pay for any supplemental insurance coverage they decide to buy.

•	Short-term and Long-term Disability: We pay 100% of the premium cost for these benefit programs for named executive officers and all other employees. The short-term disability program provides income replacement at 67% of base pay level for up to 13 weeks of recovery. Upon expiration of the 13 week short-term disability period, the long-term disability program provides income replacement at 60% of base pay level, up to a maximum of $6,000 per month, until age 65 or recovery per the terms and conditions of the program.
     We requested that the Company disclose all perquisites provided to the named executive officers shown in the Summary Compensation Table even if the perquisites fall below the disclosure thresholds required under Securities and Exchange Commission rules.
Our Compensation Decisions
     This section describes the compensation decisions that we made with respect to the named executive officers for fiscal year 2008.
Executive Summary
     In 2008 and the first quarter of 2009, we continued to apply the compensation principles previously described in determining the compensation of our named executive officers. These compensation decisions were made in the context of Adams Golf’s recent financial performance.
     In summary, the compensation decisions made in 2008 and the first quarter of 2009 for the named executive officers were as follows:
•	For fiscal year 2009, the base salary level for our President and CEO, Chip Brewer is governed by his employment agreement, which called for an increase in base salary for 2009 to $450,000 from $425,000. However, Mr. Brewer has chosen to forego his 2009 increase and reduce his annualized base salary to $360,000 for fiscal year 2009, beginning April 1, 2009. Our CFO, Eric Logan, has chosen to reduce his annualized base salary level for fiscal year 2009 to $200,000 from $215,000 beginning April 1, 2009.

•	In 2008, the President and CEO, Chip Brewer and the CFO, Eric Logan were paid semi-annual incentive bonuses of $200,000 and $50,000, respectively, for the Company’s performance in the last six months of 2007. Because Adams Golf did not achieve its 2008 Annual Plan revenue or EBITDA targets, neither Mr. Brewer nor Mr. Logan were paid incentive bonuses relating to performance in fiscal year 2008.
     We believe that these decisions are consistent with our core compensation principles and objectives:
•	We believe in a “pay-for-performance” culture;

•	Compensation decisions should promote the interests of long-term stockholders; and

•	Compensation should be reasonable and responsible.
Base Salary Decisions
     We adjust base salaries on a calendar year basis. For fiscal year 2009, the base salary level for our President and CEO, Chip Brewer is governed by his employment agreement, which called for an increase in base salary for 2009 to $450,000 from $425,000. However, Mr. Brewer has chosen to forego his 2009 increase and reduce his annualized base salary to $360,000 for fiscal year 2009, beginning April 1, 2009. Our CFO, Eric Logan, has chosen to reduce his annualized base salary level for fiscal year 2009 to $200,000 from $215,000 beginning April 1, 2009.

Name	Title	2009 Base Salary		2008 Base Salary
Oliver G. (Chip) Brewer III	President and CEO	$360,000	(1)	$425,000

Eric T. Logan	Senior Vice President and CFO	200,000	(2)	215,000

(1)	Mr. Brewer’s annualized base salary was $425,000 from 1/1/09 to 3/31/09 and $360,000 from 4/1/09 to the present.

(2)	Mr. Logan’s annualized base salary was $215,000 from 1/1/09 to 3/31/09 and $200,000 from 4/1/09 to the present.
     In setting these base salaries, we considered:
•	our compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, incentive compensation, stock options, and benefits and perquisites;

•	the mix of performance pay to total compensation; and

•	internal pay equity among Adams Golf’s senior executives.
     For a more detailed description of Mr. Brewer’s current employment agreement, please see Employment Contracts and Change in Control Arrangements on page 32.
Annual Management Incentive Compensation Plan Decisions
     Our Annual Management Incentive Compensation Plan provides our named executive officers and key employees an opportunity to earn a semi-annual cash bonus for achieving specified performance-based goals established for the fiscal year. In recent years (including 2008 and 2009), the Compensation Committee has established performance objectives for the named executive officers based on targeted levels of revenue growth and EBITDA (earnings before interest, taxes, depreciation and amortization). We believe that focusing on revenue growth is important because there are distinct advantages to revenue and profitability scale in the golf equipment business, such as the ability to advertise on network-televised golf events, to sponsor professional tour pros, and the ability to compete for strong R&D talent. We believe that focusing on EBITDA is important because it is the most widely-accepted metric for the cash flow generated by a business. The performance objectives allow the named executive officers to earn a cash bonus up to a specified percentage of their base salary if Adams Golf achieves at least a specified threshold of the above metrics.
     The targeted bonus levels as a percentage of salary for 2008 for the named executive officers are specified below:

		Bonus as Percentage (%) of Salary (1)
Name	Title	Threshold	Target	Stretch
Oliver G. (Chip) Brewer III	President and CEO	0%	100%	200%

Eric T. Logan	Senior Vice President and CFO	0%	50%	—

(1)	The named executive officers are eligible to receive a bonus equal to up to the specified percentage of their base salary if Adams Golf achieves the specified level of revenue growth and EBITDA as defined in the Company’s business plan.
     Per the terms of Mr. Brewer’s employment contract, Mr. Brewer is entitled to a targeted bonus percentage of 100% with a stretch bonus percentage of 200%.
Stock Option and Restricted Stock Grant Decisions
     In March 2008 per Mr. Brewer’s employment agreement, we granted Mr. Brewer 150,000 shares of our restricted common stock, which will vest in six equal installments on the last trading days of June and December 2008, 2009 and 2010.
     As of the record date for the 2009 Annual Stockholders Meeting, the named executive officers hold the following unvested restricted stock grants and stock options that would become vested upon a change in control.

	No. of Shares	Unrealized
	Underlying	Value of
	Unvested	Unvested
Name	Awards (#)	Awards ($)
Oliver G. (Chip) Brewer III	100,000	$222,000

Eric T. Logan	—	—
     Note: The unrealized value of Mr. Brewer’s restricted stock award was calculated by multiplying the number of unvested shares remaining in the restricted stock grant by the closing price of our common stock as of 3/13/2009 ($2.22 per share).
Reasonableness of Compensation
     After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and is not excessive. In making this determination, we considered many factors, including the following:
•	Management has consistently led Adams Golf to increasing levels of profitability and revenue growth in recent years.

•	Management’s compensation as compared to the compensation of executives at peer list companies studied in the past.

•	The stockholder return performance of Adams Golf for the majority of the past six years has outpaced the performance of companies in Adams Golf’s peer group.

•	The compensation program for named executive officers and other key employees has generally achieved the goals of retaining and attracting talented management members who can and have helped us return the Company to profitability.
Management’s Role in the Compensation-Setting Process
     Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:
•	evaluating employee performance;

•	establishing business performance targets and objectives;

•	recommending salary levels and option awards; and

•	preparing meeting information for each Compensation Committee meeting.

     Upon request, the Chief Executive Officer may also participate in Compensation Committee meetings to provide:
•	background information regarding Adams Golf’s strategic objectives;

•	his evaluation of the performance of the senior executive officers; and

•	compensation recommendations as to senior executive officers other than himself.
Compensation Policies
The Tax Deductibility of Compensation Should be Maximized Where Appropriate
     The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. For example, the Company has always issued nonqualified stock options that result in a tax deduction to Adams Golf upon exercise. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid in any taxable year to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer) to any such persons in any fiscal year. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interest of Adams Golf.
Financial Restatement
     It is the Board’s policy that the Board will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to named executive officers and certain other key management where the payment was predicated on the achievement of certain financial results that were subsequently the subject of restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual involved. We have not had to pursue recovery from any individual as a result of a restatement.
Stock Ownership Guidelines
     We have not adopted formal stock ownership guidelines for our named executive officers however, we do believe that named executive officers owning stock helps align their interest with those of long-term stockholders.

Timing of Stock Option Grants
     Adams Golf has adopted a policy on stock option grants that includes the following provisions relating to the timing of option grants:
•	The grant date of stock options is always the date of approval of the grants (or a specified later date if for any reason the grant is approved during a time when Adams Golf is in possession of material, non-public information).

•	For stock options that may be granted in the future, the exercise price will be the closing price of the underlying common stock on the grant date.
COMPENSATION COMMITTEE REPORT
     We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:
Russell L. Fleischer
Mark R. Mulvoy

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information concerning the compensation of our named executive officers who served in such capacities during the fiscal year ended December 31, 2008.

					Stock	Restricted	All Other
Name and					Option	Stock	Compen-		Total
Principal Position	Year	Salary	Bonus		Awards	Awards	sation		Fiscal Year
Oliver G. (Chip)	2008	$425,000	$1,544,000	(1)	—	$425,000 (2)	$77,930	(3)	$2,471,930
Brewer III	2007	400,000	400,000		—	—	79,194	(4)	879,194
President and Chief	2006	400,000	325,000		—	—	61,172	(5)	786,172
Executive Officer

Eric T. Logan	2008	215,000	50,000		—	—	34,846	(6)	299,846
Senior Vice	2007	200,000	220,000		—	—	32,515	(7)	452,515
President and Chief	2006	200,000	100,000		—	—	15,994	(8)	315,994
Financial Officer

(1)	Includes a $1,344,000 long-term incentive payment pursuant to Mr. Brewer’s 2005 — 2007 employment agreement and a semi-annual bonus award of $200,000 related to the Company’s financial performance in the second half of fiscal year 2007.

(2)	The value of the restricted stock award was based on a share price of $8.50 per share, which was the closing price of our common stock on March 13, 2008, the date of the restricted stock award.

(3)	Includes $24,586 of automobile expenses; $1,436 for Group Term Life insurance premiums; $21,833 for health and welfare benefits; $2,430 of non-reimbursed business expenses; $18,446 for country club memberships and $9,200 of 401k matching contributions.

(4)	Includes $26,977 of automobile expenses; $900 for Group Term Life insurance premiums; $25,487 for health and welfare benefits; $3,415 of non-reimbursed business expenses; $15,666 for country club memberships and $6,750 of 401k matching contributions.

(5)	Includes $24,686 of automobile expenses; $900 for Group Term Life insurance premiums; $9,683 for health and welfare benefits; $3,307 of non-reimbursed business expenses; $16,952 for country club memberships and $5,643 of 401k matching contributions.

(6)	Includes $455 for Group Term Life insurance premiums; $24,013 for health and welfare benefits; and $10,379 of 401k matching contributions.

(7)	Includes $420 for Group Term Life insurance premiums; $25,345 for health and welfare benefits; and $6,750 of 401k matching contributions.

(8)	Includes $420 for Group Term Life insurance premiums; $9,455 for health and welfare benefits; and $6,119 of 401k matching contributions.
Narrative Discussion of Summary Compensation Table
     The salary and stock option awards for Mr. Brewer are determined by his employment agreement with the Company. For a more detailed description of the Employment Agreement, please see Employment Contracts and Change in Control Arrangements beginning on page 32. Bonuses for Mr. Brewer and Mr. Logan are paid semi-annually under the terms of the Company’s Annual Management Incentive Compensation Plan. The Summary Compensation Table presents the total amount of bonuses paid to the Company’s named executive officers in fiscal years 2006, 2007 and 2008. While Mr. Brewer and Mr. Logan were each paid semi-annual incentive bonuses of $200,000 and $50,000, respectively, in 2008, such bonuses related to the Company’s performance in the last six months of 2007. Because Adams Golf did not achieve its 2008 Annual Plan revenue or EBITDA targets, neither Mr. Brewer nor Mr. Logan were paid incentive bonuses relating to performance in fiscal year 2008. For a more detailed description of the Company’s Annual Management Incentive Compensation Plan, please see Annual Management Incentive Compensation Plan on page 25.

Grants of Plan-Based Awards
     Set forth in the following table is information with respect to plan-based awards made to our named executive officers in 2008:

All other
		All other	option awards:
		stock awards:	Number of	Grant date
		Number of	securities	fair value
		shares of	underlying	of stock and
Name	Grant Date	stock or units	options	option awards
Oliver G. (Chip) Brewer III	March 13, 2008	150,000	—	$1,275,000 (1)

Eric T. Logan	—	—	—	—

(1)	The value of the restricted stock award was based on a share price of $8.50 per share, which was the closing price of our common stock on March 13, 2008, the date of the restricted stock award.
     There were no equity grants given to Mr. Logan during the fiscal year ended December 31, 2008. Pursuant to Mr. Brewer’s employment agreement, he received 150,000 shares of restricted stock in 2008. 25,000 shares vest on each of the last trading days of June and December in each of the fiscal years 2008 through 2010. The restricted stock grants and stock option awards for Mr. Brewer are determined by his employment agreement with the Company. For a more detailed description of the Employment Agreement, please see Employment Contracts and Change in Control Arrangements beginning on page 32.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information concerning restricted stock awards and stock options held by the named executive officers at December 31, 2008.

			Number of
		Number of	Securities
		Securities	Underlying				Market
		Underlying	Unexercised			Number of	Value of
		Unexercised	Options (#)	Option	Option	Restricted	Restricted
Name and		Options (#)	Unexercis-	Exercise	Expiration	Securities	Securities
Principal Position	Grant Date	Exercisable	able	Price ($)	Date	Unvested	Unvested
Oliver G. (Chip)	1/16/2002	243,750	—	$0.04	1/16/2012	—	—
Brewer III (1)	2/14/2003	97,475	—	0.04	2/14/2013	—	—
President and Chief	7/31/2003	119,778	—	0.04	7/31/2013	—	—
Executive Officer	1/15/2004	66,694	—	0.04	1/15/2014	—	—
	3/10/2008					100,000	$300,000 (3)

Eric T. Logan (2)	10/24/2003	6,250	—	0.04	10/24/2013	—	—
Senior Vice	11/8/2004	15,625	—	0.04	11/8/2014	—	—
President and	1/1/2005	—	6,250	0.04	1/1/2015	—	—
Chief Financial Officer

All information in this table relates to nonqualified stock options. The Company has not granted any incentive stock options or stock appreciation rights (“SARs”).

(1)	Mr. Brewer’s restricted stock vests in 6 equal installments on the last trading day of June and December for the term of his contract (2008 — 2010). Mr. Brewer’s options vested as follows: Options granted 1/16/2002 vested on 7/16/2002; options granted 2/14/2003 vested on 8/14/2003; options granted 7/31/2003 vested on 1/31/2004; and options granted 1/15/2004 vested on 7/15/2004.

(2)	In each case, Mr. Logan’s option grants vested in four equal installments on the anniversary date of the grant.

(3)	The value of Mr. Brewer’s unvested shares of restricted stock is based upon the share price of $3.00 per share, which was the closing price of our common stock on December 31, 2008.
Employment Contracts and Change in Control Arrangements
Oliver G. (Chip) Brewer III — Employment Agreement effective 2008 through 2010
     On December 31, 2007, we entered into an employment contract with Chip Brewer, our President and Chief Executive Officer. On January 3, 2008, we filed a Form 8-K with the Securities and Exchange Commission describing the terms of this agreement. The form of the agreement was filed with our Form 10-K on March 11, 2008.
     The term of Mr. Brewer’s employment agreement runs from January 1, 2008 through December 31, 2010, unless earlier terminated. Mr. Brewer received an annual base salary of $425,000 in 2008 and, by the terms of the agreement, was eligible to receive an annual base salary of $450,000 in 2009 and $475,000 in 2010. However, Mr. Brewer has chosen to forego his 2009 increase and reduce his annualized base salary to $360,000 for fiscal year 2009, beginning April 1, 2009. Mr. Brewer is eligible for semi-annual performance bonuses not to exceed 100% of Mr. Brewer’s annual base salary then in effect.
     The employment agreement also provides for retention awards of restricted stock, with vesting provisions, and subject to proper authorization from our Board of Directors as well as compliance with all applicable laws and regulations. On March 10, 2008, Mr. Brewer was granted 150,000 restricted shares of our common stock. The restricted stock vests in six equal installments on the last trading days of June and December 2008, 2009 and 2010. If we sell or transfer a majority of our capital stock or substantially all of our assets to an unaffiliated entity, all of Mr. Brewer’s potential restricted stock awards under the employment agreement will vest no later than the calendar day immediately preceding the sale or closing date of the transaction.
     The agreement provides that Mr. Brewer is eligible for a one-time long term incentive payment at the conclusion of the agreement. The amount of the payment is contingent upon achievement of a minimum performance goal and may be increased if certain additional performance criteria are met or exceeded.
     The agreement may be terminated without cause either by us (a “termination without cause”) upon delivery of 60 days written notice, or by Mr. Brewer (a “termination without good reason”) upon delivery of 30 days written notice, or by the mutual agreement of Mr. Brewer and us. We can terminate Mr. Brewer “for cause” if Mr. Brewer (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit. Mr. Brewer can terminate his agreement “for good reason” upon delivery of 30 days written notice to the Company no later than 90 days after Mr. Brewer reasonably becomes aware of the circumstances giving rise to such good reason. “Good reason” refers to any of the following conduct of the Company: If we (a) materially breach any material provision of the agreement without curing such breach within 30 days of written notice of the breach; (b) assign Mr. Brewer any duties inconsistent in any material respect with his position or diminish Mr. Brewer’s status and reporting requirements, his authority, duties, powers or responsibilities, other than an isolated incident which is remedied within 30 days notice from Mr. Brewer; (c) fail to obtain a written agreement to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets; (d) reduce Mr. Brewer’s total compensation, other than as the result of Mr. Brewer’s failure to meet certain performance based goals established for purposes of determining incentive based compensation; (e) relocate our principal offices to a location more than 75 miles from Plano, Texas; or (f) if the Company fails to set internal financial goals or adopt an equity incentive plan. The agreement will terminate by its terms upon Mr. Brewer’s disability, if he is unable to perform his duties on a full time basis for a period of 60 days, or upon his death.
     In the event that either we terminate the employment agreement without cause or Mr. Brewer terminates for good reason, then Mr. Brewer will be entitled to receive (a) his annual base salary for a period of one year after the later of the date of termination or the expiration of the notice period; (b) all retention based restricted stock that Mr. Brewer was potentially eligible to receive during the 12-month period following the date on which Mr. Brewer was terminated; (c) a payment equal to both semi-annual bonuses for which Mr. Brewer was potentially eligible in the calendar year of termination, paid as if we achieved our internal financial goals for that period; and (d) the long-term incentive payment for which Mr. Brewer was potentially eligible, paid as if certain performance criteria for that period had been achieved.
     In the event that (i) Mr. Brewer becomes disabled or upon his death; (ii) the agreement is terminated by mutual agreement; (iii) we terminate Mr. Brewer’s employment with cause; or (iv) Mr. Brewer terminates his employment without good reason, Mr. Brewer will be entitled to receive his accrued salary and benefits through the date of termination, reimbursements for expenses actually incurred and benefits under any benefit and indemnification plans for Mr. Brewer or his dependants through the date of termination, and any continuing coverage as required by law.
     The following table shows the potential payments upon termination or a change in control of the Company for Mr. Brewer, based on his 2008 — 2010 employment agreement:

					Involuntary
					For Good
		Resig-			Reason
		nation	Without		Termi-
	For Cause	Without	Cause		nation
Executive	Termi-	Good	Termi-		(Change-in-
Benefits	nation	Reason	nation		Control)	Disability	Death
and Payments	on	on	on		on	on	on
Upon Separation	3/13/09	3/13/09	3/13/09		3/13/09	3/13/09	3/13/09
Compensation:
Base Salary	—	—	$450,000	(1)	$450,000 (1)	$450,000 (2)	$450,000 (1)
Expenses	—	—	—	(3)	— (3)	—	— (3)
Restricted Stock Award	—	—	$111,000	(4)	$111,000 (4)
Performance Bonus	—	—	$450,000	(5)	$450,000 (5)	$450,000 (5)	—
Long Term Incentive Plan	—	—	1,500,000	(6)	1,500,000 (6)	—	—

Benefits & Perquisites:
Health and Welfare Plans	—	—	40,279	(8)	40,279 (8)	—	—
Life Insurance Benefits	—	—	1,436	(9)	1,436 (9)	—	—

(1)	An additional sum equal to accrued but unpaid base salary would also be payable to Mr. Brewer

(2)	Reflects the total amount to be paid to Mr. Brewer including any Social Security proceeds and disability payments.

(3)	An additional sum equal to accrued but unpaid business expenses would also be payable to Mr. Brewer.

(4)	Represents value of otherwise unvested shares that would vest, subject to the 2002 Equity Incentive Plan, employment agreement, and applicable award.. The share price assumed was $2.22 per share, which was the price on 3/13/09.

(5)	Mr. Brewer would receive the equivalent of two semi-annual bonuses, irrespective of whether the Company was on track to achieve its internal financial goals tied to the payment of the bonuses.

(6)	If EBITDA achieved by the Company is greater than a targeted level at the time of Mr. Brewer’s separation, Mr. Brewer would receive an additional payment equal to $0.05 for each dollar over the EBITDA target.

(7)	An additional sum equal to accrued but unpaid health and welfare plan and life insurance plan benefits.

(8)	Reflects the estimated lump-sum present value of all future costs which will be paid on behalf of Mr. Brewer under the Company’s health and welfare and employee benefit plans.

(9)	Reflects the estimated lump-sum present value of the cost of coverage for life insurance policies provided by the Company to Mr. Brewer.
Eric T. Logan
     On May 15, 2007, we entered into a Change of Control Agreement with Mr. Eric Logan, Senior Vice President and Chief Financial Officer of Adams Golf. On May 21, 2007, we filed a Form 8-K with the Securities and Exchange Commission describing the terms of this agreement. The Change of Control Agreement runs for three years from the date of the Agreement and provides that Mr. Logan will be entitled to certain compensation and benefits upon a qualifying event. Generally, qualifying events include termination of employment upon our sale, change of control (as defined), or upon certain restructuring events. The compensation and benefits include (i) payment of earned and unpaid compensation, (ii) payment of “base salary” for a period of 12 months after the qualifying event, (iii) continued substantially equal medical benefits for 12 months after the qualifying event, and (iv) the immediate vesting of any stock options granted and 120 days after such vesting to exercise those options. Termination for “cause” is not a qualifying event, and for purposes of the Change of Control Agreement, “cause” is defined to mean (i) the admission or conviction of a felony, (ii) the commission of an act of dishonesty in the course of duties, (iii) repeated disregard of policy directives, (iv) failure to satisfactorily perform assigned duties, or (v) breach of fiduciary responsibilities or fiduciary duties as an employee.
     The following table shows the potential payments upon termination or a change in control of the Company for Mr. Logan:

Involuntary
For Good
		Resignation		Reason
		Without	Without	Termination
	For Cause	Good	Cause	(Change-in-
Executive Benefits	Termination	Reason	Termination	Control)	Disability	Death
and Payments	on	on	on	on	on	on
Upon Separation	3/13/09	3/13/09	3/13/09	3/13/09	3/13/09	3/13/09
Compensation:
Base Salary	n/a	n/a	$215,000 (1)	$215,000 (1)	n/a	n/a
Stock Options	n/a	n/a	n/a	n/a	n/a	n/a

Benefits & Perquisites:
Health and Welfare Plans (2)	n/a	n/a	24,013	24,013	n/a	n/a
Life Insurance Benefits (3)	n/a	n/a	455	455	n/a	n/a

(1)	An additional sum equal to accrued but unpaid base salary would also be payable to Mr. Logan.

(2)	Reflects the estimated lump-sum present value of all future costs which will be paid on behalf of Mr. Logan under the Company’s health and welfare benefit plans.

(3)	Reflects the estimated lump-sum present value of the cost of coverage for life insurance policies provided by the Company to Mr. Logan.
Option Exercises and Stock Vested
     During fiscal 2008, the named executive officers exercised stock options and had restricted stock vest as shown in the table below.

	Option Awards		Stock Awards
Number
	of Shares	Value	Number of	Value
	Acquired	Realized	Shares	Realized
	or	on	Acquired	on
Name	Exercised	Exercise	on Vesting	Vesting
Oliver G. (Chip) Brewer III	75,029	$502,319	50,000 (1)	$209,750

Eric T. Logan	28,125	188,406	—	—

(1)	Includes 25,000 shares vested on June 30, 2008, valued at $5.49 per share, and 25,000 shares vested on December 31, 2008, valued at $2.90 per share.
Pension Benefits
     Neither of the named executive officers has received any pension benefits from Adams Golf.

Nonqualified Deferred Compensation
     Neither of the named executive officers received any nonqualified deferred compensation during fiscal 2008.
Equity Compensation Plan Information

Number of Securities Remaining
	Number of Securities to	Weighted-Average	Available for Future Issuance
	Be Issued Upon Exercise	Exercise Price of	Under Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	892,982	$0.19	891,160

Equity Compensation Plans Not Approved by Security Holders	—	n/a	—

Total	892,982	$0.19	891,160

DIRECTOR COMPENSATION
Compensation Arrangements for Fiscal 2008
     The following table describes the compensation arrangements with our non-employee directors for the 2008 fiscal year.

2008
Annual Cash Retainer (1)	$40,000
Annual Restricted Stock Grant (2)	$20,000
Attendance Fee per Meeting (3)	1,000
Committee Stipends (4):
Audit Committee Chair	5,000
Compensation Committee Chair	5,000
Non-Chair Committee Membership	2,500
Adams Golf Annual Product Allowance (5)	1,000

(1)	Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives a quarterly director fee of $10,000.

(2)	Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives a restricted stock grant in the value of $20,000. The shares vest over four years. The price of shares will be determined at the date of the grant, which will occur on the date of the Annual Shareholders Meeting each year.

(3)	Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives $1,000 per meeting attended in person or by telephone. We reimburse our directors for travel and lodging expenses that they incur in connection with their attendance of directors’ meetings and meetings of stockholders of the Company.

(3)	Each non-employee director serving as chairperson of any committee of the Board receives an additional $1,250 per quarter provided such person serves in such capacity for at least one month during that quarter. Each non-employee director serving as a member of any committee receives an additional $625 per quarter provided such person serves in such capacity for at least one month during that quarter.

(5)	Our non-employee directors are also entitled to receive, at no charge, up to $1,000 of Adams Golf products annually for promotional purposes.
Compensation Arrangements for Fiscal 2009
     The Board of Directors have agreed to reduce their Annual Cash Retainer from $40,000 to $20,000, effective February 26, 2009. All other components of non-employee Director Compensation described above for 2008 remain the same for 2009.

Actual Fiscal 2008 Director Compensation
     The following table shows the compensation paid to our non-employee directors for the 2008 fiscal year. Neither Mr. Adams nor Mr. Brewer receives fees for serving as directors of the Company. For a description of each type of compensation shown below, please see the footnotes above for the table entitled Compensation Arrangements for 2008.
Director Compensation for Fiscal 2008

	Fees
	Paid	Option			Total
Name	In Cash	Awards	Other		Compensation
B.H. (Barney) Adams	—	—	$308,974	(1)	$308,974
Russell L. Fleischer	$47,750	—	—		47,750
John M. Gregory	40,087	—	—		40,087
Joseph R. Gregory	40,087	—	—		40,087
Mark R. Mulvoy	53,201	—	4,235	(2)	57,436
Robert D. Rogers	45,875	—	—		45,875

(1)	Includes $254,400 in salary, $21,630 in automobile expenses, $6,995 in group term life insurance premiums, $18,167 for health and welfare benefits, $426 of non-reimbursed business expenses and $7,356 of 401k company matching contributions.

(2)	Represents reimbursement of travel expenses related to meeting attendance.
Narrative to Director Compensation Table
     Although Mr. Adams is not an executive officer of Adams Golf, he is compensated for services he provides both as Chairman of the Board and as an employee of Adams Golf. In fiscal 2008 Mr. Adams was paid pursuant to an employment agreement entered into on February 16, 2006. Mr. Adams is the founder of Adams Golf and its former Chief Executive Officer. Mr. Adams has been Chairman of the Board of Adams Golf since its inception. Accordingly, the Compensation Committee and the Board of Directors, excluding Mr. Adams, agreed that Mr. Adams should be compensated in a different manner from that of the other non-executive directors of the Company.
Barney Adams — Employment Agreement effective 2006 through 2008
     The term of Mr. Adams’ employment agreement began on January 1, 2006 and continued until December 31, 2008. Mr. Adams received an annual base salary of $254,400 during the term of the agreement. Mr. Adams served as our non-executive Chairman of the Board of Directors pursuant to the agreement and performed such duties as would be reasonably expected of a non-executive Chairman of the Board of Directors of a similarly-sized corporation.
Barney Adams — Employment Agreement effective 2009 through 2011
     The term of Mr. Adams’ current employment agreement began on January 1, 2009 and continues until December 31, 2011, unless earlier terminated. Mr. Adams receives an annual base salary of $120,000 during the term of the agreement. Mr. Adams serves as our non-

executive Chairman of the Board of Directors pursuant to the agreement and performs such duties as would be reasonably expected of a non-executive Chairman of the Board of Directors of a similarly-sized corporation.
     The agreement may be terminated without cause by us (a “termination without cause”) at anytime, by Mr. Adams (a “termination without good reason”) upon delivery of 60 days written notice, or by the mutual agreement of Mr. Adams and us. We can terminate Mr. Adams “for cause” if Mr. Adams (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit. Mr. Adams can terminate his agreement “for good reason” upon delivery of 30 days written notice if we (a) materially breach any provision or fail to perform any covenant of the agreement without curing such breach or failure to perform within 30 days of written notice of the breach or failure to perform; (b) substantially reduce Mr. Adams’ title, position, reporting requirements, responsibilities or duties, which is not be remedied within 30 days notice from Mr. Adams; (c) reduce Mr. Adams’ base compensation; (d) fail to obtain a written agreement from any successor to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets; or (e) deliver to Mr. Adams written notice of our approval for Mr. Adams to tender his resignation with good reason.
     In the event that either we terminate the employment agreement without cause or Mr. Adams terminates for good reason, then Mr. Adams will be entitled to receive his annual base salary for a period of one year after such termination plus any accrued but unpaid base salary as of the date of such termination.
     The Compensation Committee determined that Mr. Adams’ compensation was not only consistent with the compensation philosophy and objectives of Adams Golf but comparable to companies with similar revenues in similar industries. Adams Golf updated the data from a study done by Mercer in 2007 to analyze the compensation practices for similar non-executive chairpersons and presented such analysis to the Compensation Committee prior to finalizing the terms of Mr. Adams’ compensation. Although Mr. Adams’ compensation is subject to the terms of his agreement, the Compensation Committee may periodically review the terms of his compensation arrangements to confirm that it continues to be consistent with Adams Golf’s compensation philosophy and objectives, and comparable to current compensation for non-executive chairpersons within Adams Golf’s industry.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Adams:

Involuntary
For Good
		Resig-		Reason
		nation	Without	Termi-
	For Cause	Without	Cause	nation
Executive	Termi-	Good	Termi-	(Change-in-
Benefits	nation	Reason	nation	Control)	Disability	Death
and Payments	on	on	on	on	on	on
Upon Separation	3/13/09	3/13/09	3/13/09	3/13/09	3/13/09	3/13/09
Compensation:
Base Salary	—	—	120,000 (1)	$120,000 (1)	$120,000 (2)	$120,000 (1)
Expenses	—	—	—	—	—	—
Performance Bonus	—	—	—	—	—	—
Benefits & Perquisites:
Health and Welfare Plans	—	—	18,167 (3)	18,167 (3)	—	—
Life Insurance Benefits	—	—	6,995 (4)	6,995 (4)	—	—

(1)	An additional sum equal to accrued but unpaid base salary would also be payable to Mr. Adams

(2)	Reflects the total amount to be paid to Mr. Adams including disability payments.

(3)	Reflects the estimated lump-sum present value of all future costs which will be paid on behalf of Mr. Adams under the Company’s health and welfare benefit plans.

(4)	Reflects the estimated lump-sum present value of the cost of coverage for life insurance policies provided by the Company to Mr. Adams.

STOCK OWNERSHIP
Beneficial Ownership of Certain Stockholders, Directors and Executive Officers
     This table shows, as of March 31, 2009, the beneficial ownership of Adams Golf common stock by (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each director and nominee for director; (3) each named executive officer set forth in the Summary Compensation Table on page 30; and (4) all directors and executive officers as a group. The address of each executive officer and director is c/o Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074.

	Amount and Nature of Common Stock Beneficially Owned (1)
		Shares Subject to
		Options or
		Restricted Shares
		Which Are or
		Will Become
	Shares Owned	Exercisable	Total
	as of	Prior to May 31,	Beneficial	Percent of
Name of Beneficial Owners	March 31, 2009	2009 (2)	Ownership	Class (3)
Certain Persons
SJ Strategic Investments LLC (5)	2,236,596	1,136	2,237,732	34.4%
Roland E. Casati (7)	459,650	0	459,650	7.1%
Directors and Named Executive Officers
B.H. (Barney) Adams (8)	502,978	0	502,978	7.8%
Russell L. Fleischer	0	9,943	9,943	*
John M. Gregory (6)	2,236,596	1,136	2,237,732	34.4%
Joseph R. Gregory (4)	2,236,596	1,136	2,237,732	34.4%
Mark R. Mulvoy	250	13,068	13,318	*
Robert D. Rogers (9)	1,250	13,068	14,318	*
Oliver G. (Chip) Brewer III	245,219	527,696	772,915	11.0%
Eric T. Logan	45,080	21,875	66,955	1.1%
All Directors and Named Executive Officers as a Group (8 persons)	3,031,373	586,786	3,618,159	51.0%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2)	Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2009 are deemed to be beneficially owned by the person holding such options for the purpose of computing the beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.

(3)	Applicable percentage of ownership is based on 6,508,304 voting shares of common stock outstanding on March 31, 2009.

(4)	Includes 1,116,923 shares owned by SJ Strategic Investments LLC. Mr. Joseph Gregory’s brother, John Gregory, is the managing member of SJ Strategic Investments LLC. Mr. Joseph Gregory has disclaimed beneficial ownership of the shares owned by SJ Strategic Investments

(5)	Includes 1,119,673 shares owned by Mr. Joseph R. Gregory. Mr. John Gregory is the brother of Joseph Gregory. Mr. John Gregory has disclaimed beneficial ownership of the shares owned by Joseph R. Gregory. The address for SJ Strategic Investments LLC is 340 Edgemont Avenue, Suite 200, Bristol, TN 37620

(6)	Includes 1,116,923 shares owned by SJ Strategic Investments LLC and 1,119,673 shares owned by Mr. Joseph R. Gregory. Mr. John Gray is the managing member of SJ Strategic Investments LLC. Mr. Joseph Gregory is the brother of Mr. John Gregory. Mr. John Gregory has disclaimed beneficial ownership of the shares owned by Mr. Joseph Gregory

(7)	The address for Mr. Casati is Continental Offices, Ltd., 2700 River Road, Suite 211, Des Plaines, IL 60018.

(8)	Includes 502,978 shares Mr. Adams holds jointly with Jackie Adams, his spouse.

(9)	Represents shares of common stock held by a trust for which Mr. Rogers has sole voting and dispositive power over the shares held by the trust.

Section 16(a) Beneficial Ownership Reporting Compliance
     Under the U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Adams Golf’s common stock must report their initial ownership of the common stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports. Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2008.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has selected KBA Group LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for fiscal year 2009. The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of KBA Group as independent registered public accounting firm (auditors) for fiscal year 2009.
     KBA Group has been our independent auditors since 2005, and no relationship exists, other than the usual relationship between auditor and client. Representatives of KBA Group will be available to respond to questions at the Annual Meeting of Stockholders and will have the opportunity to make a statement at the Annual Meeting of Stockholders if they desire to do so.
Audit and Non-Audit Fees

Service Provided	Fiscal 2008	Fiscal 2007
Audit Fees (1)
Annual Audit	$128,100	$93,135

Audit Related Fees
401(k) Audit	9,450	9,450

Total Fees	$137,550	$102,585

(1)	Audit fees consisted of audit work performed in the preparation of the financial statements and in the assessment of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
Pre-Approval Policies
     As required by the Sarbanes-Oxley Act, all audit and non-audit services performed by independent registered public accounting firms must be pre-approved by Adams Golf’s Audit Committee unless the pre-approval provision is waived in applicable securities rules and regulations of the Securities Exchange Commission. The Audit Committee may delegate to one or more members of the Committee the authority to grant pre-approval of non-audit services. The decision of any member to whom such authority is delegated to pre-approve non-audit services will be presented to the full Audit Committee for its approval at its next scheduled meeting.
     During fiscal year 2008, the Audit Committee approved 100% of the total fees that were paid to KBA Group LLP.

Board of Directors’ Recommendation
     Stockholder ratification of the selection of KBA Group LLP as our independent registered public accounting firm for the year ending December 31, 2009 is not required by our bylaws or otherwise. We are submitting the selection of KBA Group to the stockholders for ratification as a matter of good corporate practice. In the event that the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change could be in the best interest of our stockholders.
     The Company’s Board of Directors recommends that you vote “FOR” Proposal No. 2.
AUDIT COMMITTEE REPORT
     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.
     In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied to the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).
     In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also had considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

     The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.
     The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the result of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Committee has selected KBA Group LLP as the Company’s independent registered public accounting firm for fiscal 2009.
Submitted by:
Russell L. Fleischer
Mark R. Mulvoy
Robert D. Rogers
Members of the Audit Committee

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS
     Our By-laws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements. With respect to stockholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the secretary of Adams Golf c/o Adams Golf, Inc. at 2801 E. Plano Parkway, Plano, Texas 75074 setting forth certain information about the stockholder and all persons acting in concert with him or her, including the following information:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the Annual Meeting;

•	the names and addresses of the supporting stockholders;

•	the class and number of shares of our stock that are beneficially owned by such persons; and

•	any material interest of such persons in the matter presented.
     The notice must be delivered to the secretary (1) at least 90 days before any scheduled meeting or (2) if less than 100 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.
Stockholder Nomination Procedures
     A stockholder may recommend a nominee to become a director of Adams Golf by giving the secretary (at the address set forth above) a written notice setting forth certain information, including:
•	the name, age, business and residence address of the person intended to be nominated;

•	a representation that the nominating stockholder is in fact a holder of record of Adams Golf common stock entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified;

•	a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination;

•	any other information about the nominee that must be disclosed in the proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, as amended; and

•	the nominee’s written consent to serve, if elected.

     Such nominations must be made pursuant to the same advance notice requirements for stockholder proposals set forth in the preceding paragraph.
     We currently plan to hold our annual meetings on the third Wednesday in May of each year. Accordingly, our 2010 Annual Meeting of Stockholders is currently scheduled for May 19, 2010, but we reserve the right to change the date in the future. Unless a change to this scheduled meeting date occurs, in order to be properly brought before the 2010 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be must be received at Adams Golf’s principal executive offices no later than the close of business on February 18, 2010.
     The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Adams Golf’s proxy materials for a meeting of stockholders. Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with our 2010 Annual Meeting Proxy Statement must submit their proposals so that they are received at Adams Golf’s principal executive offices no later than the close of business on December 16, 2009.
     Copies of our By-laws are available upon written request made to the secretary of Adams Golf at the above address. The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our By-laws.
Communications with Directors
     Our stockholders may communicate directly with members of our Board of Directors. For direct communication with any member of Adams Golf’s Board, please send your communication in a sealed envelope addressed to the applicable director inside of another envelope addressed to Mr. Eric Logan, Chief Financial Officer, c/o Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074. Mr. Logan will forward such communication to the indicated director.

2801 E. Plano Parkway
Plano, Texas 75074
(972) 673-9000
Directions to Adams Golf’s Annual Meeting of Stockholders
     From DFW Airport: Proceed to North exit from terminal. After the tollbooth, stay left to enter Hwy. 121 North. Stay right on Hwy. 121 for a short distance to Hwy. 635 East exit. Follow Hwy. 635 east to Hwy. I-75 North. Follow I-75 north approximately six miles to the Plano Parkway exit. Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Adams Golf is located on the left (north) side of E. Plano Parkway.
     From Love Field: Exit Love Field and turn left on Mockingbird Lane. Proceed to North Dallas Tollway, go left (north) to the Hwy. 635 exit. Follow Hwy. 635 east to Hwy. I-75 North. Follow I-75 north approximately six miles to the Plano Parkway exit. Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Our offices are located on the left (north) side of E. Plano Parkway.
Annual Report
     The 2008 Annual Report accompanies this Proxy Statement. We will provide without charge upon written request, to any person receiving a copy of this proxy statement, a copy of Adams Golf’s 2008 Form 10-K annual report, including the audited consolidated financial statements and the financial statement schedules thereto. These requests should be addressed to Mr. Eric Logan, Chief Financial Officer, c/o Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074 (972-673-9000).
     We are delivering one copy of this Proxy Statement and the accompanying Annual Report to households even when multiple stockholders share the same address unless we have received instructions to the contrary from one of these stockholders. Upon a written or verbal request from a stockholder at a shared address, we will deliver a separate copy of this proxy statement and Annual Report, including the audited consolidated financial statements and the financial statement schedules thereto, and will deliver separate copies of any future Proxy Statement or Annual Report if desired. Such a request may be made by contacting Mr. Eric Logan, Chief Financial Officer, c/o Adams Golf, Inc., 2801 E. Plano Parkway, Plano, TX 75074 (972-673-9000).

**The Board of Directors recommends a vote "FOR" Items 1 and 2 and in the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment thereof.**

Please mark your votes as indicated in this example [X]

| | FOR ALL | WITHHOLD FOR ALL | *EXCEPTIONS |
|---|---|---|---|
| 1. Election of Directors<br>Nominees:<br>01 Oliver G. (Chip) Brewer III and<br>02 Russell L. Fleischer<br>(Class II directors to serve until the 2012 Annual Meeting) | ☐ | ☐ | ☐ |

**(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)**

*Exceptions ______________________________

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. Directors' Proposal – Ratify the appointment of KBA Group LLP as the Company's Independent Auditors for 2009. | ☐ | ☐ | ☐ |

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Will Attend Meeting ☐ **YES**

**Signature** ____________________ **Signature** ____________________ **Date** __________

**▲ FOLD AND DETACH HERE ▲**

# ADAMS GOLF, INC.

**Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders**

**http://bnymellon.mobular.net/bnymellon/adgf**

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The Board of Directors e r co mmends a vote “FOR” It ems 1 and 2 and n i the discretion of t h e proxies upon such other matters as may properly come before t h e meeting or any adjournment h t ereof. Please mark your votes as indic ate d n i X this example FOR WI THH OLD * E XCEPTIONS ALL FOR ALL FOR AGA INST ABS TAIN 1. Election of Directors 2. DirectorsB Proposal – Ratify t he appointment of KBA Group Nominees: LLP as t h e CompanyBs Independent Auditors o f r 2009. 01 Oliver G. C ( hip) Brewer I I and 02 Russell L. Fleischer C ( lass I directors o t serve until t h e 2012 Annual Meeting) I n h t eir discretion, t h e proxies are authorized o t vote upon such other matters as may (IN STRUCTIONS: To withhold authority t o vote for any individual properly come before t h e meeting or any adjournment h t ereof. nominee, mark the “Exceptions” box above and write that nominee’s name n i the space provided below.) *Exceptions Mark Here o f r Addre ss Will Atte nd Meeting Change or Comments YES SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full tit le as such. FOLD AND DETACH HERE ADAMS GOLF, N I C. Im portant notic e regarding the n I ternet availability of proxy materials for the Annual Meetin g of shareholders The Proxy Statement and the 2008 Annual Report o t Stockholders are available at: http:/ bnymellon.mobular.net/bnymellon/adgf 48237

# ADAMS GOLF, INC.

## PROXY/VOTING INSTRUCTION CARD

The undersigned appoints Oliver G. Brewer III and Eric T. Logan, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Adams Golf, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 28, 2009, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and in the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment thereof.

If you have written in the below space, please mark the comments notification box on the reverse side.

| **Address Change/Comments**<br>**(Mark the corresponding box on the reverse side)** |
|---|
| |

**▲ FOLD AND DETACH HERE ▲**

Access your ADAMS GOLF, INC. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for ADAMS GOLF, INC. now makes it easy and convenient to get current information on your stockholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

www.bnymellon.com/shareowner/isd

***Investor ServiceDirect®***

**Available 24 hours per day, 7 days per week**

**TOLL FREE NUMBER: 1-800-370-1163**

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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ADAMS GOLF, INC. PROXY/VOTING INSTRUCTION CARD This Proxy is solic ited on behalf of the Board of Directors of Adams Golf, Inc. for the Annual Meeting of Stockhold ers on May 28, 2009 The undersigned appoin ts Oliver G. Brewer II and Eric T. Logan, and each of them, with full power of substitu t i on n i each, h t e proxies of t h e undersigned, t o represent h t e undersigned and vote all shares of Adams Golf, I n c. Common Stock which the undersigned may be entit le d to vote at the Annual Meetin g of Stockhold ers to be held on May 28, 2009, and at any adjournment or postponement t h ereof, as n i dicated on the reverse side. This proxy, when properly executed, will be vote d in t h e manner directed herein by t h e undersigned stockholder. If no direction is given, t h is proxy will be voted FOR proposals 1 and 2 and n i the discreti on of t h e proxies upon such other matters as may properly come before t h e meeting or any adjournment thereof. If you have writ ten in h t e belo w space, please mark the comments notification box on h t e reverse side. BNY ME LLON SHAREOWNER SERVICES Address Change/Comments P.O . BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Mark the corresponding box on the reverse sid e) (Conti nued and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE You can now access your ADAMS GOLF, INC. account online. Access your ADAMS GOLF, INC. stockholder account online via n I vestor ServiceDirect® (ISD). The r t ansfer agent for ADAMS GOLF, N I C. now makes t i easy and convenient to get current n i formation on your stockholder account. • View account statu s • View payment history o f r dividends • View certific ate his tory • Make address changes • View book-entry n i o f rmati on • Obtain a duplic ate 1099 tax form • Establis h/change your PIN Vis it us on the web at http://w ww.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time www.bnymellon.com/shareowner/is d In vestor ServiceDirect¤ Avail able 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM o f r fast, easy and secure 24/7 online access to your f u u t re proxy materials, investment plan statements, t a x documents and more. Simply lo g on o t Investor ServiceDirect® at www.bnymel on.com/shareowner/isd where step-b y-step n i structions wil prompt you through enrollment. 48237